Exhibit 99.1

Investment Corporation

AAMES INVESTMENT CORPORATION

CLOSES $297.5 MILLION PUBLIC OFFERING

AND $39.5 MILLION CONCURRENT PRIVATE PLACEMENT

Los Angeles, California, November 8, 2004 – Aames Investment Corporation (NYSE: AIC), a mortgage real estate investment trust, today announced that it closed its $297.5 million initial public offering of 35.0 million common shares that were priced at $8.50 per share. In addition, Aames Investment announced it closed a $39.5 million private placement of 5.0 million common shares at a price of $8.50 per share, less certain discounts.

Shares in the concurrent private placement were sold to an affiliate of Friedman, Billings, Ramsey Group, Inc. Friedman, Billings, Ramsey & Co., Inc. was the sole book-running manager of the initial public offering. Credit Suisse First Boston LLC and Flagstone Securities, Inc. acted as co-managing underwriters of the initial public offering.

Aames Investment has granted the underwriters the option, exercisable for 30 days, to purchase up to 5.250 million additional shares of its newly issued common stock to cover over-allotments, if any.

“We are very pleased with the results of our public offering and concurrent private placement”, stated A. Jay Meyerson, Chairman and Chief Executive Officer. Mr. Meyerson added, “Aames Investment is now poised to move forward with its business plan of building an on-balance sheet portfolio of subprime mortgage loans and benefiting from the advantages of being a real estate investment trust.”

About Aames Investment

Aames Investment Corporation is a mortgage real estate investment trust, providing first and second mortgage products to sub-prime borrowers nationwide through its operating subsidiary, Aames Financial Corporation, a 50-year old sub-prime lender. Aames Investment is committed to serving the communities in which it operates with fair and responsible lending practices.

For more information, contact either Ronald J. Nicolas, Jr., Executive Vice President and Chief Financial Officer, or Jon D. Van Deuren, Senior Vice President, Finance and Chief Accounting Officer, in the Company’s Investor Relations Department at (323) 210-5311 or at info@aamescorp.com via email.

Safe Harbor Regarding Forward-Looking Statements

From time to time the company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Aames Investment notes that a variety of factors could cause their actual results and experiences to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of Aames Investment’s business include the following: increases in mortgage lending interest rates; adverse changes in the secondary market for mortgage loans; decline in real estate values; decreases in earnings from the company calling securitization trusts; limited cash flow to fund operations; dependence on short-term financing facilities; obligations to repurchase mortgage loans and indemnify investors; concentration of operations in California, Florida, New York and Texas; extensive government regulation; concentrated ownership of the company by a single stockholder; losses in securitization trusts; and intense competition in the mortgage lending industry. In addition, Aames Investment cannot guarantee compliance with the federal tax requirements applicable to REITs or Aames Investment’s effective operation within limitations imposed on REITs by federal tax rules. For a more complete discussion of these risks and uncertainties, see the registration statement on Form S-11 filed with the SEC, including the prospectus contained therein, relating to the initial public offering of Aames Investment’s common stock.